UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 9, 2009

Date of Report (Date of Earliest Event Reported)

AUTOLIV, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

World Trade Center,

Klarabergsviadukten 70, SE-107 24

Stockholm, Sweden

(Address of principal executive offices, including zip code)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2009, Autoliv, Inc. (the “Corporation”) announced the appointment of Mr. Mats Wallin as its Vice President Finance and Chief Financial Officer. The terms of employment and other arrangements relating to Mr. Wallin’s new position were finalized on July 21, 2009. Mr. Wallin and the Corporation have executed (i) employment and (ii) severance agreements on terms similar to those executed with other executive officers.

Mr. Wallin will receive a base salary of SEK 2,820,000 and will be eligible for a non-equity incentive award at a “target-level” of 30% of his base salary. Mr. Wallin continues to be eligible to participate in Autoliv, Inc.’s 1997 Stock Incentive Plan and in addition to any grants which he may receive as part of the 2010 annual award process, Mr. Wallin will receive an extra allocation of 2,400 stock options and 800 RSU’s at such terms and conditions as the Corporation’s Compensation Committee may then decide. Mr. Wallin also continues to participate in the Corporation’s defined contribution program.

A form of the severance agreement was filed as Exhibit 10.7 to our annual report on Form 10-K/A on July 2, 2002. A form of employment agreement was filed as Exhibit 10.4 to our annual report on Form 10-K/A on July 2, 2002. A description of the Corporation’s compensation practises can be found in the 2009 Proxy Statement under the caption “Compensation Discussion and Analysis”, filed with SEC on March 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date July 22, 2009	Autoliv, Inc. (Registrant)

/s/ Lars A. Sjöbring
Lars A. Sjöbring Vice President – Legal Affairs, General Counsel and Secretary